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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.              )    *

Hurray! Holding Co., Ltd.
(Name of Issuer)
American Depositary Shares, each representing 100 ordinary shares, par value US$0.00005 per share
(Title of Class of Securities)
447773102
(Cusip Number)
March 6, 2008
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

( The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 33 Pages

Exhibit Index Found on Page 32

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ChinaRock Capital Management Limited
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co., Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co., Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 2 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chun R. Ding
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 3 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Vincent Gao
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Australia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 4 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Chit Sum Cynthia Ng
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong, China
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 210,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 210,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 195,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 195,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.9% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 12,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 12,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Institutional Partners III, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 12,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 12,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 9 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Tinicum Partners, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 10 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Offshore Investors II, L.P.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 247,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 247,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 247,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.1% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 11 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Capital Management, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 537,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 537,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.5% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 12 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Farallon Partners, L.L.C.
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 683,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 683,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 683,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 13 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Duhamel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Richard B. Fried
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Monica R. Landry
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Douglas M. MacMahon
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William F. Mellin
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stephen L. Millham
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason E. Moment
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Ashish H. Pant
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rajiv A. Patel
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Derek C. Schrier
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 23 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andrew J. M. Spokes
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 24 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas F. Steyer
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 25 of 33 Pages

13G

CUSIP No. 447773102

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark C. Wehrly
2

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)  [      ]

(b)  [  X  ]**

**           The reporting persons making this filing hold an aggregate of 1,220,867 ADSs, which is 5.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Item 11 below]

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,220,867
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,220,867
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,220,867
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.6% (Based on 2,173,784,440 ordinary shares, par value US$0.00005 per share, of Hurray Holding Co. Ltd. outstanding as of December 31, 2007, as disclosed by Hurray! Holding Co. Ltd. in its Current Report on Form 6-K filed with the Securities and Exchange Commission on March 7, 2008)

12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 26 of 33 Pages

Item 1. Issuer

(a)	Name of Issuer:

Hurray! Holding Co., Ltd. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

15/F, Tower B, Gateway Plaza, No. 18 Xia Guang Li North Road, East Third Ring, Chaoyang District, Beijing 100027, People’s Republic of China

Item 2. Identity And Background

Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))

This statement relates to American Depositary Shares, each representing 100 ordinary shares, par value US$0.00005 per share (the “ADSs”), ofthe Company. The CUSIP number of the ADSs is 447773102.

Name Of Persons Filing, Address Of Principal Business Office And Citizenship (Item 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The ChinaRock Sub-adviser

(i)

ChinaRock Capital Management Limited, a Hong Kong company limited by shares (“ChinaRock Sub-adviser”), which is a sub-investment adviser to the Farallon Funds, with respect to all the ADSs held by the Farallon Funds and Managed Account.

The ChinaRock Sub-adviser Individual Reporting Persons

(ii)	Chun R. Ding (“Ding”), a managing partner and director of the ChinaRock Subadviser, with respect to all of the ADSs held by the Farallon Funds and Managed Account;

(iii)	Vincent Gao (“Gao”), a partner of the ChinaRock Subadviser, with respect to all of the ADSs held by the Farallon Funds and Managed Account; and

(iv)	Chit Sum Cynthia Ng (“Ng”), a partner and director of the ChinaRock Subadviser, with respect to all of the ADSs held by the Farallon Funds and Managed Account.

Ding, Gao and Ng are together referred to herein as the “ChinaRock Sub-adviser Individual Reporting Persons.”

Page 27 of 33 Pages

                 The Farallon Funds

(v)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the ADSs held by it;

(vi)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the ADSs held by it;

(vii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the ADSs held by it;

(viii)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the ADSs held by it;

(ix)	Tinicum Partners, L.P., a New York limited partnership (“Tinicum”), with respect to the ADSs held by it; and

(x)      Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the ADSs held by it.

FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the “Farallon Funds.”

The Management Company

(xi)

Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the ADSs held by a certain account managed by the Management Company (the “Managed Account”).

The Farallon General Partner

(xii)

Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds (the “Farallon General Partner”), with respect to the ADSs held by each of the Farallon Funds.

The Farallon Managing Members

(xiii)

The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the ADSs held by the Farallon Funds and the Managed Account: William F. Duhamel (“Duhamel”), Richard B. Fried (“Fried”), Monica R. Landry (“Landry”), Douglas M. Mahon (“MacMahon”), William F. Mellin (“Mellin”), Stephen L. Millham (“Millham”), Jason E. Moment (“Moment”), Ashish H. Pant (“Pant”), Rajiv A. Patel (“Patel”), Derek C. Schrier (“Schrier”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), and Mark C. Wehrly (“Wehrly”).

Duhamel, Fried, Landry, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Spokes, Steyer, and Wehrly are together referred to herein as the “Farallon Individual Reporting

Page 28 of 33 Pages

Persons.” The Farallon Individual Reporting Persons and the ChinaRock Sub-adviser Individual Reporting Persons are together referred to herein as the “Individual Reporting Persons.”

The citizenship of each of the ChinaRock Sub-adviser, the Farallon Funds, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Gao, Ng, Pant and Spokes is a citizen of the United States. Gao is a citizen of Australia. Ng is a citizen of Hong Kong, China. Pant is a citizen of India. Spokes is a citizen of the United Kingdom. The address of the principal business office of each of the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Persons is 2804 One Exchange Square, 8 Connaught Place, Central, Hong Kong, China. The address of the principal business office of each of the Reporting Persons other than the ChinaRock Sub-adviser and the ChinaRock Individual Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3. If This Statement Is Filed Pursuant To Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether The

             Person Filing Is An Entity Specified In (a) - (j):

Not Applicable.

If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This Box. ☒

Item 4. Ownership

The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The ADSs reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. The ChinaRock Sub-adviser, as sub-investment adviser to the Farallon Funds and Managed Account, may be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds and the Managed Account. The ChinaRock Sub-adviser Individual Reporting Persons, as control persons of the ChinaRock Sub-adviser with power to exercise investment discretion, may each be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds and the Managed Account. The Management Company, as investment adviser to the Managed Account, may be deemed to be the beneficial owner of all such ADSs owned by the Managed Account. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such ADSs owned by the Farallon Funds and the Managed Account. Each of the ChinaRock Sub-adviser, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such ADSs.

Item 5. Ownership Of Five Percent Or Less Of A Class

Not Applicable.

Page 29 of 33 Pages

Item 6. Ownership Of More Than Five Percent On Behalf Of Another Person

Not Applicable.

Item 7. Identification And Classification Of The Subsidiary Which Acquired The Security Being

              Reported On By The Parent Holding Company

Not Applicable.

Item 8. Identification And Classification Of Members Of The Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice Of Dissolution Of Group

Not Applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 30 of 33 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2008

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-Fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Vincent Gao, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Chit Sum Cynthia Ng, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

The Power of Attorney executed by each of ChinaRock Capital Management Limited, Ding, Gao and Ng authorizing Landry to sign and file this Schedule 13G on its, his or her behalf, which was filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on September 20, 2007 by such Reporting Person with respect to the Common Stock of Pantheon China Acquisition Corp.,is hereby incorporated by reference. The Power of Attorney executed by each of Duhamel, Fried, MacMahon, Mellin, Millham, Moment, Pant, Patel, Schrier, Steyer, and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Person with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference. The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.

Page 31 of 33 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 32 of 33 Pages

EXHIBIT 1

to

SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: March 14, 2008

/s/ Monica R. Landry

CHINAROCK CAPITAL MANAGEMENT LIMITED

By Monica R. Landry, Attorney-in-Fact

/s/ Monica R. Landry

FARALLON PARTNERS, L.L.C.,

On its own behalf,

as the General Partner of

FARALLON CAPITAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,

FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,

TINICUM PARTNERS, L.P. and

FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

FARALLON CAPITAL MANAGEMENT, L.L.C.

By Monica R. Landry, Managing Member

/s/ Monica R. Landry

Monica R. Landry, individually and as attorney-in-fact for

each of Chun R. Ding, William F. Duhamel, Richard B. Fried, Vincent Gao, Douglas M. MacMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Chit Sum Cynthia Ng, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J. M. Spokes, Thomas F. Steyer and Mark C. Wehrly

Page 33 of 33 Pages